EXHIBIT 99.1

NEWS RELEASE STANDARD PACIFIC CORP. 15326 Alton Parkway, Irvine, California 92618-2338 Contact: Andrew H. Parnes, EVP & CFO (949) 789-1616

FOR IMMEDIATE RELEASE ON TUESDAY, APRIL 5, 2005

STANDARD PACIFIC CORP. REPORTS NEW HOME ORDERS FOR 2005 FIRST QUARTER

IRVINE, CALIFORNIA, April 5, 2005..............................................................................................................................................

Standard Pacific Corp. (NYSE: SPF) announced today preliminary new home orders for the three-month period ended March 31, 2005.

	Preliminary New Home Orders January - March		Average Number of Active Selling Communities January - March
	2005	2004	2005	2004
Southern California	547	664	26	25
Northern California	319	432	19	26

Total California	866	1,096	45	51

Florida	750	915	53	45
Arizona	518	432	15	21
Carolinas	259	158	19	11
Texas	280	158	25	20
Colorado	152	131	12	11

Total Company	2,825	2,890	169	159

New home orders companywide for the first quarter of 2005 were down slightly from the record level achieved a year ago, consistent with our expectations for the quarter. The order levels reflect generally healthy housing market conditions in the Company’s three largest markets: California, Florida, and Arizona, and flat to gradually improving housing market conditions in the Carolinas, Texas, and Colorado.

Although new home orders were down year over year in Southern California, absorption rates in the first quarter improved over the sales rates experienced in the second half of last year. The Company generated 1.6 sales per week in the first quarter of 2005 compared to 1.1 sales per week in the second half of 2004, reflecting an improved tone and the generally supply-constrained nature of the Southern California region.

In Northern California, new home sales were down 26% on a 27% lower active community count. The Company continues to experience healthy demand for new homes in this region.

New home orders were down 18% on an 18% increase in active selling communities in Florida. The lower sales rate per community during the quarter reflected a conscious decision by the Company to reduce the number of new homes for sale due to strong backlog levels. This adjustment in our rate of new home releases should better align sales with our production capabilities. The Company is generally experiencing healthy housing market conditions in all of its Florida markets.

In Arizona, new home orders were up 20% on a 29% lower community count, resulting in a 68% increase on a same store basis. The total for the 2005 first quarter includes 36 orders from 3 communities from our new Tucson division, which we acquired in August 2004.

Orders were up 64% in the Carolinas on a 73% higher community count, up 77% in Texas on a 25% higher community count, and up 16% in Colorado on a 9% higher community count. Conditions in these three markets are flat to gradually improving compared to the year earlier period.

The Company’s cancellation rate for the 2005 first quarter was 16% compared to 15% for the year earlier period.

The Company’s orders for the 2005 first quarter include 82 homes from 6 joint venture communities, compared to 53 homes from 4 joint venture communities last year.

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 73,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding new home orders. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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